Exhibit 10.38

AWARD AGREEMENT

FOR THE GRANT OF RESTRICTED STOCK UNITS

UNDER THE

TIDEWATER INC. LEGACY GLF MANAGEMENT INCENTIVE PLAN

THIS AGREEMENT is entered into as of [__________] (the “Date of Grant”) by and between Tidewater Inc., a Delaware corporation (“Tidewater” and, together with its subsidiaries, the “Company”), and the employee specified on the Term Sheet (as defined below and such employee, the “Employee”).  Capitalized terms used, but not defined, in this Agreement have the respective meanings provided in the Tidewater Inc. Legacy GLF Management Incentive Plan (the “Plan”).

WHEREAS, the Employee is a key employee of the Company and Tidewater considers it desirable and in its best interest that the Employee be given an added incentive to advance the interests of Tidewater in the form of restricted stock units payable in shares of common stock of Tidewater, $0.001 par value per share (the “Common Stock”) in accordance with the Plan; and

WHEREAS, the Company has provided the Employee with a written notice, dated as of the Date of Grant, of his or her grant under the Plan (the “Term Sheet”), which is incorporated by reference into this Agreement.

NOW, THEREFORE, in consideration of these premises and the mutual promises and covenants contained in this Agreement, it is agreed by and between the parties as follows:

I.
Restricted Stock Units

1.1Restricted Stock Units.  Effective on the Date of Grant, Tidewater hereby grants to the Employee under the Plan a Restricted Stock Unit Award, consisting of the total number of restricted stock units (the “RSUs”) specified on the Term Sheet, subject to the terms, conditions, and restrictions set forth in the Plan and in this Agreement.

1.2Award Restrictions.  The RSUs may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, whether voluntarily or involuntarily.  The Employee will have no rights, including, but not limited to, voting and dividend rights, in the shares of Common Stock underlying the RSUs unless and until such shares are issued to the Employee, or as otherwise provided in the Plan or this Agreement.

1.3Vesting Terms.

(a)Time-Based Vesting.  Upon vesting under the terms and conditions of the Plan and this Agreement, each RSU represents the right to receive from Tidewater one share of Common Stock, free of any restrictions, and any amounts, securities, and property notionally credited to the Employee’s Account (as defined in Section 2.1) with respect to such RSU.

(b)Vesting Schedule.  The RSUs will vest in three equal installments on the first three anniversaries of the Date of Grant provided that, except as provided in Section 1.4, the Employee remains employed by the Company on the applicable vesting date.

1.4Effect of Termination of Employment.

(a)Upon the Employee’s death or termination of employment due to Disability, all RSUs will immediately vest and pay out in shares of Common Stock.

(b)In the event the Employee retires on or after age 62 with five or more years of service with the Company, any unvested RSUs will vest and pay out in shares of Common Stock but only if and to the extent that the Committee, in its sole discretion, has specifically approved such action and subject to such restrictions as the Committee may impose (including, but not limited to, post-employment restrictive covenants such as non-competition, non-solicitation, and/or non-disclosure provisions).

(c)Except as otherwise expressly provided in this Section 1.4 or as otherwise determined by the Committee in its sole discretion, termination of employment will result in forfeiture of all unvested RSUs unless such termination is, in effect, a transfer of employment from one entity to another within the Company.

II.
Dividend Equivalents and the Issuance of Shares Upon Vesting

2.1Restricted Stock Unit Account and Dividend Equivalents.  Tidewater will maintain an account (the “Account”) on its books in the name of the Employee.  The Account will reflect the number of RSUs awarded to the Employee, as such number may be adjusted under the terms of the Plan and this Agreement, as well as any additional RSUs, cash, or other securities or property credited as a result of dividend equivalents, administered as follows:

(a)The Account will be for recordkeeping purposes only, and no assets or other amounts will be set aside from Tidewater’s general assets with respect to such Account.

(b)If Tidewater declares a cash dividend or distributes any other securities or property to stockholders between the Date of Grant and the date the RSUs vest and pay out under this Agreement (other than shares of Common Stock), the Employee will be entitled to any cash, securities, or other property (or, in the Committee’s discretion, a cash amount equal to the fair market value of such other securities or property) that would have been received as a dividend or distribution had the Employee’s outstanding RSUs been shares of Common Stock as of the record date for such dividend or distribution.

(c)If dividends are declared and paid in the form of shares of Common Stock, then the Employee’s Account will be credited with one additional RSU for each share of Common Stock that would have been received as a dividend had the Employee’s outstanding RSUs been shares of Common Stock as of the record date for such dividend.

(d)All cash, any additional RSUs credited via dividend equivalents, and any other securities or property credited to the Employee’s Account will vest and be paid out or be forfeited at the same time and on the same terms as the RSUs to which they relate.

2.2Issuance of Shares of Common Stock.  As soon as practicable following the date any RSUs vest under this Agreement, but no later than 30 days after such date, the number of shares of Common Stock to which the Employee is entitled under this Agreement will be transferred to the Employee or his or her nominee via book entry free of restrictions or, upon the Employee’s request, Tidewater will cause a stock certificate to be issued in the name of the Employee or his or her nominee.  Upon issuance of such shares, the Employee is free to hold or dispose of such shares, subject to applicable securities laws and any internal Company policy then in effect and applicable to the Employee, such as Tidewater’s Policy Statement on Insider Trading and Executive Stock Ownership Guidelines.

III.
Recovery Right of Tidewater

Tidewater has the right to recover any RSUs or shares of Common Stock issued under the Plan to the Employee, if (a) the grant, vesting, or value of such awards was based on the achievement of financial results that were subsequently the subject of a restatement; (b) the Employee is subject to Tidewater’s Executive Compensation Recovery Policy; (c) the Employee engaged in intentional misconduct that caused or partially caused the need for the restatement; and (d) the effect of the restatement was to decrease the financial results such that such grant would not have been earned or would have had a lesser value.  The Employee accepts the RSUs and shares of Common Stock subject to such recovery rights of Tidewater and in the event Tidewater exercises such rights, the Employee will promptly return the RSUs or shares of Common Stock to Tidewater upon demand.  If the Employee no longer holds the RSUs or shares of Common Stock at the time of demand by Tidewater, the Employee agrees to pay to Tidewater, without interest, all cash, securities, or other assets received by the Employee upon the sale or transfer of such shares.  Tidewater may, if it chooses, effect such recovery by withholding from other amounts due to the Employee by the Company.

IV.
Withholding Taxes

At any time that the Employee is required to pay to the Company an amount required to be withheld under the applicable income tax laws in connection with the vesting and payout of the RSUs (each such date, a “Tax Date”), the Employee may satisfy this obligation in whole or in part by electing (the “Election”) to deliver currently-owned shares of Common Stock or to have the Company withhold shares of Common Stock, in each case, having a value equal to the maximum statutory amount required to be withheld under federal, state, and local law.  If the Employee is subject to Section 16 of the Exchange Act, the Committee may not disapprove of the Employee’s right to make an Election with respect to the RSUs.  Further, unless the Employee has previously provided the Company with payment of all applicable withholding taxes, Tidewater will withhold, from the shares of Common Stock to be issued upon the vesting of the RSUs, shares with a value equal to the maximum statutory amount required to be withheld.  The value of the shares to be withheld will be based on the closing sale price of a share of Common Stock on the Tax Date.

V.
Restrictive Covenants

5.1Non-Disclosure of Confidential Information.  The Employee agrees to hold in a fiduciary capacity and for the benefit of the Company all Confidential Information that will have been obtained by the Employee during his or her employment (whether prior to or after the Date of Grant) and will use such Confidential Information solely in the good-faith performance of his or her duties for the Company.  During his or her employment and after his or her termination of employment, the Employee agrees (a) not to communicate or make available to any person or entity (other than the Company) any such Confidential Information, except upon the prior written authorization of the Company or as may be required by law or legal process, and (b) to deliver promptly to the Company upon its written request any Confidential Information in his or her possession.  In the event that the provisions of any applicable law or the order of any court would require the Employee to disclose or otherwise make available any Confidential Information to a governmental authority or to any other third party, the Employee agrees to give the Company, unless it is unlawful to do so, prompt prior written notice of such required disclosure and, if possible given the terms of any production order of the judicial governmental or administrative body, an opportunity to contest the requirement of such disclosure or apply for a protective order with respect to such Confidential Information by appropriate proceedings.  Notwithstanding the foregoing, the Employee understands that nothing contained in this Agreement limits his or her ability:  (x) to file a charge or complaint with any federal, state, or local governmental agency or commission (“Government Agencies”); (y) to communicate with any Government Agency or otherwise participate in any investigation or proceeding conducted by any Government Agency, without notice to the Company; or (z) to receive an award for information provided to any Government Agency.

5.2Covenant Not to Compete.  During the Employee’s term of employment and any Non-Compete Period (as defined below), the Employee agrees that he or she will not engage in competitive activities within any jurisdiction specified in Appendix A so long as the Company carries on a like line of business therein (collectively, the “Restricted Area”), as follows:

(a)The Employee will not, directly or indirectly, for himself or herself or others or in association with any other person, own, manage, operate, control, be employed in an executive, managerial, or supervisory capacity by, or otherwise engage or participate in, or allow his or her skill, knowledge, experience or reputation to be used in connection with, the ownership, management, operation, or control of any company or other business enterprise engaged in the Restricted Business within any of the Restricted Area; provided, however, that nothing contained in this Agreement prohibits the Employee from making passive investments as long as the Employee does not beneficially own more than 1% of the equity interests of a publicly traded business enterprise engaged in the Restricted Business within any of the Restricted Area.  For purposes of this paragraph, “beneficially own” has the same meaning ascribed to that term in Rule 13d-3 promulgated under the Exchange Act.

(b)The Employee will not, directly or indirectly, for himself or herself or others or in association with any other person, solicit any customer of the Restricted Business or of the Company, or otherwise interfere, induce, or attempt to induce any customer, supplier, licensee, or business relation of the Company for the purpose of soliciting, diverting, interfering, or enticing away the business of such customer, supplier, licensee, or business relation, or otherwise disrupting any previously established relationship existing between such customer, supplier, licensee, or business relation and the Company.

(c)In the event that the Employee’s employment ends prior to the third anniversary of the Date of Grant and vesting of any portion of the RSUs granted under this Agreement is accelerated, the Employee agrees to continue to abide by the provisions of this Section 5.2 through the earlier to occur of the third anniversary of the Date of Grant or the first anniversary of his or her termination of employment (such period, the “Non-Compete Period”).

5.3Non-Solicitation.  During the Employee’s term of employment and for two (2) years thereafter (the “Restricted Period”), the Employee agrees that he or she will not, directly or indirectly, for himself or herself or others or in association with any other person, make contact with any of the employees or independent contractors of the Company for the purpose of soliciting such employee or independent contractor for hire, whether as an employee or independent contractor, or for the purpose of inducing such person to leave the employ of the Company or cease providing services to the Company, or otherwise to disrupt the relationship of such person with the Company.  In addition, during the Restricted Period, the Employee will not hire, on behalf of himself or herself or any company engaged in the Restricted Business, any employee of the Company, whether or not such engagement is solicited by the Employee.

5.4Injunctive Relief; Other Remedies.  The Employee acknowledges that a breach or threatened breach by the Employee of this Section 5 would cause immediate and irreparable harm to the Company not fully compensable by money damages or the exact amount of which would be difficult to ascertain, and therefore the Company will not have an adequate monetary remedy at law.  Accordingly, the Employee agrees that, in the event of a breach or threatened breach by the Employee of the provisions of this Section 5, the Company will be entitled to injunctive relief to prevent or curtail any such breach of threatened breach without the necessity of posting any bond or security or showing proof of actual damage or irreparable injury.  Nothing in this Agreement will be construed as prohibiting the Company from pursuing any other remedy at law or in equity to which the Company may be entitled under applicable law in the event of a breach or threatened breach of this Agreement by the Employee, including, without limitation, the recovery of damages, costs, and expenses, such as reasonable attorneys’ fees, incurred by the Company as a result of any such breach or threatened breach.  Nothing contained in this Agreement will be deemed to impair the Employee’s right to indemnification pursuant to (a) Tidewater’s certificate of incorporation or by-laws, (b) any Company insurance policy, (c) any indemnification agreement Employee may have with the Company, or (d) any policy, plan, or program maintained or sponsored by the Company.

5.5Employee’s Understanding of this Section 5.  The Employee acknowledges that the definition of Restricted Business, as well as the geographic and temporal scope of the covenants contained in this Section 5 are the result of arm’s-length bargaining and are fair and reasonable in light of (a) the importance of the functions performed by the Employee, (b) the nature and wide geographic scope of the operations of the Company, and (c) the Employee’s level of control over and contact with the business and operations of the Company.

5.6Confidential Information.  For purposes of this Section 5, “Confidential Information” means confidential and proprietary information, knowledge, or data of any nature and in any form (including information that is electronically transmitted or stored on any form of magnetic or electronic storage media) of the past, current, or prospective business or operations of the Company, that is not publicly known, whether or not marked confidential, including, without limitation, information relating to any (a) services, projects, or jobs; (b) estimating or bidding procedures; (c) bidding strategies; (d) present and future business plans, actual or potential business acquisitions or joint ventures, capital expenditure projects, and cost summaries; (e) trade secrets; (f) marketing data, strategies, or techniques; (g) financial reports, budgets, projections, and cost analyses; (h) pricing information, codes, and analyses; (i) employee lists; (j) customer records, customer lists, and customer source lists; (k) confidential filings with any government agency; and (l) internal notes and memoranda relating to any of the foregoing, provided that Confidential Information will not include any information, knowledge, or data that is now, or hereafter becomes, known to the public (other than by breach of this Agreement by the Employee or breach by any other party of a confidentiality obligation owed to the Company).

VI.
No Contract of Employment Intended

Nothing in this Agreement confers upon the Employee any right to continue in the employment of the Company, or to interfere in any way with the right of the Company to terminate the Employee’s employment relationship with the Company at any time.

VII.
Binding Effect

This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, and successors.

VIII.
Amendment, Modification or Termination

The Committee may amend, modify, or terminate any RSUs at any time prior to vesting in any manner not inconsistent with the terms of the Plan.  Notwithstanding the foregoing, no amendment, modification, or termination may materially impair the rights of an Employee hereunder without the consent of the Employee.

IX.
Inconsistent Provisions

The RSUs granted hereby are subject to the provisions of the Plan, as in effect on the date hereof and as it may be amended.  In the event any provision of this Agreement (including the Term Sheet) conflicts with such a provision of the Plan, the Plan provision will control.  The Employee acknowledges that a copy of the Plan was distributed to the Employee and that the

Employee was advised to review such Plan prior to entering into this Agreement.  The Employee waives the right to claim that the provisions of the Plan are not binding upon the Employee and the Employee’s heirs, executors, administrators, legal representatives, and successors.

X.
Governing Law

This Agreement will be governed by and construed in accordance with the laws of the State of Texas.

XI.
Severability

If any term or provision of this Agreement, or the application thereof to any person or circumstance, will at any time or to any extent be invalid, illegal or unenforceable in any respect as written, the Employee and Tidewater intend for any court construing this Agreement to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law.  Any such provision that is not susceptible of such reformation will be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, will not be affected thereby and each term and provision of this Agreement will be valid and enforced to the fullest extent permitted by law.

XII.
Electronic Delivery and Execution of Documents

12.1The Company may, in its sole discretion, deliver any documents related to the Employee’s current or future participation in the Plan or any other equity compensation plan of the Company by electronic means or request Employee’s consent to the terms of an award by electronic means.  Such documents may include the plan, any grant notice, this Agreement, the plan prospectus, and any reports of Tidewater provided generally to Tidewater’s stockholders.  In addition, the Employee may deliver any grant notice or award agreement to the Company or to such third party involved in administering the applicable plan as the Company may designate from time to time.  By accepting the terms of this Agreement, the Employee also hereby consents to participate in such plans and to execute agreements setting the terms of participation through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

12.2The Employee acknowledges that the Employee has read Section 12.1 of this Agreement and consents to the electronic delivery and electronic execution of plan documents as described in Section 12.1.  The Employee acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Employee by contacting the Company by telephone or in writing.

XIII.
Entire Agreement; Modification

The Plan and this Agreement (including the Term Sheet) constitute the entire agreement between the parties with respect to the subject matter contained in this Agreement.  This Agreement may not be modified without the approval of the Committee and the Employee, except as provided in the Plan, as it may be amended from time to time in the manner provided in the Plan, or in this Agreement, as it may be amended from time to time.  Any oral or written agreements, representations, warranties, written inducements, or other communications with respect to the subject matter contained in this Agreement made prior to the execution of this Agreement will be void and ineffective for all purposes.

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By clicking the “Accept” button, the Employee represents that he or she is familiar with the terms and provisions of the Plan, and hereby accepts this Agreement subject to all of the terms and provisions thereof.  The Employee has reviewed the Plan, this Agreement, and the prospectus in their entirety and fully understands all provisions of this Agreement.  The Employee agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.

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